EXHIBIT 99.1

Date:	May 1, 2008
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate
CAMBREX REPORTS FIRST QUARTER 2008 RESULTS
     East Rutherford, NJ – May 1, 2008 – Cambrex Corporation (NYSE: CBM) reports first quarter 2008 results for the period ended March 31, 2008.
Summary
-	First quarter 2008 sales decreased 5.1% (-11.3% excluding foreign currency) compared to first quarter 2007.

-	Gross Margin for the quarter decreased to 35.5% of sales compared to 37.5% last year, a 2.0% decline, of which 1.3% was attributable to foreign currency.

-	Adjusted EBITDA was $13.5 million during the first quarter of 2008 versus $11.3 million last year.

-	Debt, net of cash, was $79.7 million at the end of first quarter 2008.
Discontinued Operations and Basis of Reporting
     As previously reported, Cambrex sold its Bioproducts and Biopharma businesses (the “Bio Businesses”) to Lonza for $463.9 million in February 2007. Discontinued Operations in the first quarter of 2007 financial statements include the results of operations of the Bio Businesses through the date of sale as well as the corresponding gain on sale.
     The Company has provided a reconciliation from adjusted amounts to GAAP amounts at the end of this press release. Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain expenses recorded.
First Quarter 2008 Operating Results – Continuing Operations
     First quarter 2008 sales of $61.7 million were 5.1% lower than sales in the first quarter 2007 and 11.3% lower excluding the effect of foreign currency. Comparing the current quarter to the same quarter last year, excluding the currency impact, Cambrex experienced lower sales of a gastrointestinal active pharmaceutical ingredient (“API”), lower custom development revenues and lower volumes of fine chemicals and feed additives, partially offset by higher demand for controlled substances.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	1

     First quarter 2008 Gross Margin decreased to 35.5% of sales from 37.5% during the first quarter 2007, with foreign currency unfavorably impacting gross margin as a percentage of sales by 1.3%. Lower pricing and costs associated with the validation of the new API finishing facility at the Milan, Italy site during first quarter of 2008 were partially offset by favorable product mix.
     Operating Profit was $7.5 million in the first quarter 2008 compared to an Operating Loss of $18.4 million for the first quarter 2007. Adjusted Operating Profit was $8.3 million, or 13.5% of sales, compared to $6.4 million, or 9.9% of sales for the first quarter last year. Adjusted EBITDA was $13.5 million, or 21.9% of sales, compared to $11.3 million, or 17.5% of sales last year. The increases in both Adjusted Operating Profit and Adjusted EBITDA were driven primarily by the decline in corporate expenses offset by lower profits from reduced sales volumes.
     James A. Mack, Chairman, President, and Chief Executive Officer of Cambrex Corporation, said “First quarter Adjusted EBITDA was up $2.1 million compared to the same quarter last year, driven by over $4 million in reduced corporate expenses for the quarter. Sales volumes were down compared to 2007, largely due to order patterns, however we continue to expect that we will achieve our previously announced 2008 sales and earnings guidance. The timing of shipments will continue to vary quarter to quarter due to manufacturing cycle times and customer demand schedules.
     On the operations side, we are progressing on key initiatives that bode well for the future. We’ve fully integrated our recently acquired Estonia-based R&D laboratories, allowing us to manage technical resources more efficiently in order to both compete more effectively on early-stage clinical projects and free up resources to work on larger scale projects. The drug delivery programs remain on track to add new products and expand into new geographic markets. Our custom development pipeline remains strong with several Phase III projects that have good revenue potential when the products are approved, possibly in late 2008 or 2009.”
     Mr. Mack concluded, “Key capital projects continue to progress on schedule with new laboratories in our Iowa facility expected to be ready for occupancy during the second quarter. The new state-of-the-art finishing facility in Italy is in the middle of its validation process and we expect our new mid-scale API manufacturing facility at our Swedish operation to be on line in early 2009.”
First Quarter 2008 Operating, Interest and Tax Expenses – Continuing Operations
     Sales, General and Administrative (“SG&A”) Expenses in the first quarter 2008 were $11.3 million compared to $15.3 million in the same period last year. The reduction is primarily due to significantly lower expenses at the corporate headquarters partially offset by the effect of foreign currency within the European operations. Within SG&A, corporate expenses in the first quarter of 2008 decreased to $3.9

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	2

million compared to $8.4 million in the same period last year due to restructuring activities completed throughout 2007 and lower legal fees due to the elimination of legal contingencies during 2007.
     Research and Development Expense for the first quarter 2008 was $2.3 million compared to $2.6 million in the first quarter 2007. The decrease is primarily due to the recent closing of the New Jersey technical center, whereby certain operations were consolidated into the Iowa facility.
     Strategic Alternative and Restructuring Costs totaling $0.8 million in the first quarter 2008 include $0.6 million of costs related to the previously announced consolidation of operations at the New Jersey technical center into the Charles City facility resulting in the shutdown of the New Jersey facility, and $0.2 million of expense related to change-in-control liabilities, severance and the continuation of a project to streamline our legal entity structure in order to lower operating costs and increase tax efficiency.
     Net Interest Expense in the first quarter 2008 increased to $0.7 million from $1.5 million of income in the first quarter 2007. The Company capitalized interest of $0.6 million on long-term projects in the first quarter of 2008. The Company’s interest income in the first quarter of 2007 resulted from cash proceeds from the sale of the Bio Businesses that were held from the February sale date through the special dividend payment in May 2007.
     The effective tax rate for the first quarter 2008 was 38.9%. The Provision for Income Taxes in the first quarter of 2008 was $2.7 million compared to a benefit of $2.4 million in the first quarter 2007. Income taxes for the first quarter of 2007 include $6.8 million of benefits related to the recognition of certain tax attributes triggered by the sale of the Bio Businesses. Excluding these benefits, the first quarter 2007 Provision for Income Taxes would have been $4.4 million. The Company’s effective tax rates have been and are expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits for GAAP purposes in certain jurisdictions where there has been a recent history of losses, primarily the U.S.
First Quarter 2008 Capital Expenditures and Depreciation
     Capital expenditures and depreciation for the first quarter 2008 were $10.3 million and $5.1 million compared to $5.5 million and $4.8 million in the first quarter 2007, respectively. The increase in capital spending is largely due to higher spending on a mid-scale pharma manufacturing facility in Sweden that is expected to be validated in early 2009.
Guidance – Continuing Operations
     The Company continues to expect that Sales growth during 2008 will be between 5% and 10% and Adjusted EBITDA will be $53 to $57 million. Please see the Other Matter section for commentary

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	3

pertaining to a previously announced item that may have a material impact on 2008 results. Restructuring and strategic alternatives costs are expected to be approximately $1.5 million, primarily related to finalizing the closure of the New Jersey technical center, completing the project to improve our legal entity structure and exiting a feed additive business.
     For 2008, capital expenditures are expected to be approximately $32 to $34 million and depreciation is expected to be $21 to $23 million.
     Full year and quarterly effective tax rates will continue to be highly sensitive due to the geographic mix of income or losses. Cambrex may not be able to recognize tax benefits in certain jurisdictions.
     The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the first quarter 2008 Form 10-Q is filed with the SEC.
Other Matter
     In late March, the Company announced that one of its customers had recalled one of their products for which Cambrex currently supplies the API. Cambrex continues to work with the customer to confirm the API production plan for the remainder of 2008 and will provide updates as appropriate.
Conference Call and Webcast
     The Conference Call to discuss first quarter 2008 earnings will begin at 5 p.m. Eastern Time on Thursday, May 1, 2008 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international. Please use the pass code 44524695 and call approximately 10 minutes prior to start time. A webcast is available from the Investor Relations section on the Cambrex website located at www.cambrex.com and can be accessed for approximately a month following the call. A telephone replay of the conference call will be available through Thursday, May 8, 2008 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international. Please use the pass code 44524695 to access the replay.
Forward Looking Statements
     This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”,

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	4

“estimates”, “believes” or similar expressions are used in connection with any discussion of future financial or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and the accuracy of the Company’s current estimates with respect to its earnings and profits for tax purposes in 2007. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for the Company to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the Cambrex 2007 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the U.S. Securities and Exchange Commission , including Current Reports on Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
About Cambrex
     Cambrex provides products and services to accelerate the development and commercialization of small molecule APIs, advanced intermediates and other products for branded and generic pharmaceuticals. The Company currently employs approximately 850 people worldwide. For more information, please visit http://www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	5

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended March 31, 2008 and 2007
(in thousands)

	2008		2007
		% of		% of
	Amount	Sales	Amount	Sales
Gross Sales	$61,706	100.0%	$64,997	100.0%
Allowances and Rebates	391	0.6%	590	0.9%

Net Sales	61,315	99.4%	64,407	99.1%

Other Revenues	(325)	-0.6%	807	1.2%

Net Revenues	60,990	98.8%	65,214	100.3%

Cost of Goods Sold	39,061	63.3%	40,819	62.8%

Gross Profit	21,929	35.5%	24,395	37.5%

Operating Expenses
Selling, General and Administrative Expenses	11,334	18.3%	15,347	23.6%
Research and Development Expenses	2,256	3.7%	2,600	4.0%
Restructuring Expenses	634	1.0%	1,682	2.6%
Strategic Alternative Costs	177	0.3%	23,130	35.6%

Total Operating Expenses	14,401	23.3%	42,759	65.8%

Operating Profit/(Loss)	7,528	12.2%	(18,364)	-28.3%

Other Expenses/(Income):
Interest Expense/(Income), net	706	1.1%	(1,539)	-2.4%
Other Income, net	(125)	-0.2%	(19)	0.0%

Income/(Loss) Before Income Taxes	6,947	11.3%	(16,806)	-25.9%

Provision/(Benefit) for Income Taxes	2,701	4.4%	(2,363)	-3.6%

Income/(Loss) from Continuing Operations	$4,246	6.9%	$(14,443)	-22.3%

Income from Discontinued Operations, Net of Tax	—	0.0%	219,659	338.0%

Net Income	$4,246	6.9%	$205,216	315.7%

Basic Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.15		$(0.51)
Income from Discontinued Operations, Net of Tax	$—		$7.82

Net Income	$0.15		$7.31

Diluted Earnings/(Loss) per Share
Income/(Loss) from Continuing Operations	$0.15		$(0.51)
Income from Discontinued Operations, Net of Tax	$—		$7.82

Net Income	$0.15		$7.31

Weighted Average Shares Outstanding
Basic	29,035		28,071
Diluted	29,093		28,071

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	6

CAMBREX CORPORATION
Reconciliation of Gross Sales, Gross Profit & Operating Profit
For the Quarters Ended March 31, 2008 and 2007
(in thousands)

	First Quarter 2008
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$61,706	$21,929	35.5%	$12,264	19.9%
Corporate Results	—	—		(3,925)

Adjusted Operating Profit				8,339	13.5%
Strat. Alt. & Restructuring Expenses	—	—		(811)

As Reported	$61,706	$21,929	35.5%	$7,528	12.2%

	First Quarter 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$64,997	$24,395	37.5%	$14,831	22.8%
Corporate Results	—	—		(8,383)

Adjusted Operating Profit				6,448	9.9%
Strat. Alt. & Restructuring Expenses	—	—		(24,812)

As Reported	$64,997	$24,395	37.5%	$(18,364)	-28.3%

	First Quarter 2008	First Quarter 2007
Pre-Corporate Operating Profit Before Strat. Alt. & Restructuring Expenses	$12,264	$14,831
Corporate Results	(3,925)	(8,383)
Depreciation and Amortization	5,149	4,894

Adjusted EBITDA	$13,488	$11,342

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	7

CAMBREX CORPORATION
Consolidated Balance Sheet
As of March 31, 2008 and December 31, 2007
(in thousands)

	March 31,	December 31,
	2008	2007
Assets

Cash and Cash Equivalents	$40,001	$38,488
Trade Receivables, net	41,654	45,003
Inventories, net	75,442	61,440
Prepaid Expenses and Other Current Assets	21,598	20,104

Total Current Assets	178,695	165,035

Property, Plant and Equipment, Net	181,140	165,657
Goodwill	39,131	35,552
Other Non-Current Assets	6,374	7,218

Total Assets	$405,340	$373,462

Liabilities and Stockholders’ Equity

Accounts Payable	$31,746	$26,185
Accrued Expenses and Other Current Liabilities	60,890	69,702

Total Current Liabilities	92,636	95,887

Long-term Debt	119,600	101,600
Deferred Tax Liabilities	20,681	19,086
Accrued Pension and Postretirement Benefits	31,884	32,104
Other Non-Current Liabilities	21,529	22,728

Total Liabilities	$286,330	$271,405

Stockholders’ Equity	$119,010	$102,057

Total Liabilities and Stockholders’ Equity	$405,340	$373,462

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com	8